KIRKLAND’S REPORTS SECOND QUARTER 2018 RESULTS

▪	Net sales increased 1.7% to $133.9 million

▪	E-commerce comparable sales growth of 14.5%

▪	Loss per diluted share of $0.43; adjusted loss per diluted share of $0.40

▪	Annual EPS guidance reaffirmed in the range of $0.50 to $0.60

NASHVILLE, Tenn. (August 30, 2018) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended August 4, 2018.
“Consistent with our previous expectations, we had a challenging quarter that was impacted by a lack of newness,” said Mike Cairnes, Acting CEO. “At the same time, the quarter reflects investments to profitably grow the business. We remained disciplined with promotional activity, and operating expenses were well managed.”
“We are very pleased with the sales trends to start the third quarter,” continued Mr. Cairnes. “We are on track to achieve our financial projections for 2018 as the merchandise assortment for the second half is rebalanced to play to Kirkland’s strengths, along with a tighter supply chain structure and the imminent roll out of buy online and pick up in store.
“As we look forward, we are focused on high-return projects to improve the customer experience, drive growth and increase profitability. I am confident our team will continue to drive our strategy to optimize the omni-channel experience.”
Financial Performance
Net sales for the 13 weeks ended August 4, 2018 increased 1.7% to $133.9 million compared with $131.7 million for the 13 weeks ended July 29, 2017. Net sales for the second quarter were driven by an increase in both store count and e-commerce revenue. Kirkland’s opened six stores and closed five during the second quarter, bringing the total number of stores to 426 at quarter-end. Comparable store sales, including e-commerce sales, decreased 3.9% compared with an increase of 1.2% in the prior-year quarter. Brick-and-mortar traffic was challenging, which resulted in a decrease in transactions that was slightly offset by a higher average ticket. E-commerce sales were driven by gains in traffic and average ticket.
Net loss for the 13 weeks ended August 4, 2018 was $6.7 million, or ($0.43) per diluted share compared with a net loss of $3.8 million, or ($0.24) per diluted share, for the 13 weeks ended July 29, 2017. Adjusted loss, excluding transition charges associated with the resignation of the Company’s former Chief Executive Officer, for the 13 weeks ended August 4, 2018 was $6.4 million, or ($0.40) per diluted share. An improvement in the merchandise margin in the second quarter, excluding a one-time adjustment in the prior year, was offset by deleverage on store occupancy costs and rate pressure on transportation costs. Operating expenses as a percentage of sales declined versus the prior-year period.
Net sales for the 26 weeks ended August 4, 2018 increased 4.5% to $276.4 million compared with $264.5 million for the 26 weeks ended July 29, 2017. Comparable store sales for the 26 weeks ended August 4, 2018, including e-commerce sales, decreased 1.2% compared with a decrease of 1.4% in the prior-year period. Kirkland’s opened 16 stores and closed eight during the 26-week period ended August 4, 2018.
Net loss for the 26 weeks ended August 4, 2018 was $7.6 million, or ($0.48) per diluted share compared with a net loss of $5.2 million, or ($0.33) per diluted share, for the 26 weeks ended July 29, 2017. Adjusted loss, excluding severance and transition charges associated with the resignation of the Company’s former Chief Executive Officer, for the 26 weeks ended August 4, 2018 was $6.4 million, or ($0.40) per diluted share.
Fiscal 2018 Outlook
Kirkland’s is reaffirming its fiscal 2018 outlook and all other assumptions provided on March 16, 2018 for diluted earnings per share on a GAAP basis in the range of $0.50 to $0.60, inclusive of CEO transition charges.
This performance outlook is based on current information as of August 30, 2018. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the second quarter later today at 11:00 a.m. ET. Participating on the call will be Mike Cairnes, Acting Chief Executive Officer, and Nicole Strain, Interim Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Thursday, September 6, 2018 by dialing (412) 317-0088 and entering the confirmation number 10123188.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on August 30, 2018, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 430 stores in 37 states as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, framed art, furniture, ornamental wall décor, fragrance and accessories, mirrors, lamps, decorative accessories, textiles, housewares, gifts, artificial floral products, frames, clocks and outdoor living items.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 3, 2018 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	August 4, 2018	July 29, 2017
Net sales	$133,899	$131,683
Cost of sales (1)	97,101	91,597
Gross profit	36,798	40,086
Operating expenses:
Compensation and benefits	26,020	25,974
Other operating expenses	17,965	18,079
Depreciation (exclusive of depreciation included in cost of sales) (1)	1,774	1,729
Total operating expenses	45,759	45,782
Operating loss	(8,961)	(5,696)
Other income, net	(204)	(68)
Loss before income taxes	(8,757)	(5,628)
Income tax benefit	(2,042)	(1,856)
Net loss	$(6,715)	$(3,772)
Loss per share:
Basic	$(0.43)	$(0.24)
Diluted	$(0.43)	$(0.24)
Shares used to calculate loss per share:
Basic	15,726	15,974
Diluted	15,726	15,974

(1) During the fourth quarter of 2017, the Company reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased cost of sales by approximately $4.9 million for the 13 weeks ended July 29, 2017, with an equal and offsetting decrease to depreciation. This reclassification had no impact on net sales, operating loss, net loss or loss per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26-Week Period Ended	26-Week Period Ended
	August 4, 2018	July 29, 2017
Net sales	$276,353	$264,524
Cost of sales (1)	194,243	181,590
Gross profit	82,110	82,934
Operating expenses:
Compensation and benefits	53,869	52,484
Other operating expenses	35,284	35,074
Depreciation (exclusive of depreciation included in cost of sales) (1)	3,538	3,350
Total operating expenses	92,691	90,908
Operating loss	(10,581)	(7,974)
Other income, net	(470)	(93)
Loss before income taxes	(10,111)	(7,881)
Income tax benefit	(2,514)	(2,674)
Net loss	$(7,597)	$(5,207)
Loss per share:
Basic	$(0.48)	$(0.33)
Diluted	$(0.48)	$(0.33)
Shares used to calculate loss per share:
Basic	15,925	15,943
Diluted	15,925	15,943

(1) During the fourth quarter of 2017, the Company reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased cost of sales by approximately $9.7 million for the 26 weeks ended July 29, 2017, with an equal and offsetting decrease to depreciation. This reclassification had no impact on net sales, operating loss, net loss or loss per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$35,359	$80,156	$48,694
Inventories, net (1)	95,466	81,255	71,283
Prepaid expenses and other current assets (1)	21,053	15,988	21,565
Total current assets	151,878	177,399	141,542
Property and equipment, net	117,068	113,039	111,223
Deferred income taxes	1,344	2,216	1,022
Other assets	7,248	6,543	6,026
Total assets	$277,538	$299,197	$259,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,596	$53,125	$33,784
Income taxes payable	—	4,943	—
Accrued expenses	35,345	38,872	31,030
Total current liabilities	84,941	96,940	64,814
Deferred rent	53,080	53,303	53,384
Deferred income taxes	411	—	2,172
Other liabilities	9,049	8,193	9,674
Total liabilities	147,481	158,436	130,044
Net shareholders' equity	130,057	140,761	129,769
Total liabilities and shareholders’ equity	$277,538	$299,197	$259,813

(1) During the fourth quarter of fiscal 2017, the Company reclassified supplies inventory to prepaid expenses and other current assets whereas it was previously included in inventories, net, on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased prepaid expenses and other current assets by approximately $2.1 million as of July 29, 2017, with an equal and offsetting decrease to inventories, net.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	26-Week Period Ended	26-Week Period Ended
	August 4, 2018	July 29, 2017
Net cash (used in) provided by:
Operating activities	$(22,517)	$(1,392)
Investing activities	(18,282)	(13,830)
Financing activities	(3,998)	(21)
Cash and cash equivalents:
Net decrease	(44,797)	(15,243)
Beginning of the period	80,156	63,937
End of the period	$35,359	$48,694